Exhibit 99.1
News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Announces Year End 2015 Financial Results
Earnings per share increase 78%; total assets eclipse $1 billion
2015 Highlights:

•	Diluted earnings per share (“EPS”) of $0.57 for the year; $0.25 or 78.13% per diluted share increase over prior year

•	Tangible book value growth of $0.53, or 9.60%, year-over-year to $6.05

•	Asset growth of $116.6 million, or 12.62%, year-over-year to $1.0 billion

•	Loan growth of $83.1 million, or 12.06%, year-over-year to $772.3 million

•	Noninterest bearing deposit growth of $37.7 million, or 23.83%, year-over-year

•	Pre-tax, pre-provision core income growth year-to-date in 2015 of $1.7 million or 15.80% year-over-year

•	Net interest income growth year to date in 2015 of $1.9 million, or 6.53%, due to increased income from loan growth and reduction in interest expense

•	Noninterest expense was stable and decreased by $31,000, or 0.15%, year-over-year, and $372,000, or 6.87%, from the fourth quarter of 2014 to the fourth quarter of 2015

•	Negative loan loss provision of $2.1 million year to date in 2015 reflecting overall improvement in asset quality

•	Improved capital flexibility as bank subsidiary reached positive retained earnings during the fourth quarter allowing it to provide cash dividends to the parent company

JOLIET, IL, January 20, 2016 -- First Community Financial Partners, Inc. (NASDAQ:FCFP) (“First Community” or the “Company”), the parent company of First Community Financial Bank (the “Bank”), today reported financial results as of and for the year ended December 31, 2015.
Net income applicable to common shareholders for the quarter ended December 31, 2015 was $2.9 million, or $0.17 per diluted share, compared with $1.8 million, or $0.11 per diluted share, for the quarter ended December 31, 2014. Earnings in the fourth quarter of 2015 reflected year-over-year growth in net interest income and a negative loan loss provision of $515,000, compared with a loan loss provision of $333,000 in the fourth quarter of 2014. The negative loan loss provision was primarily the result of continued improvement in asset quality.
Net income applicable to common shareholders for the year ended December 31, 2015 was $9.8 million, or $0.57 per diluted share, compared with $5.4 million, or $0.32 per diluted share, for the year ended December 31, 2014. Earnings for the year ended December 31, 2015 reflected year-over-year growth in net interest income and a negative loan loss provision of $2.1 million compared with a $3.0 million loan loss provision for the year ended December 31, 2014. Income for the year was offset by the related income taxes of $5.0 million for the year December 31, 2015, up from $2.7 million for the year ended December 31, 2014.
Roy Thygesen, CEO said, “Our core businesses appear to be firing on all cylinders, and the Company is positioned for continued growth in 2016 and beyond. The key theme at First Community continues to be high quality commercial customer expansion, with a focus on promoting business lines which we believe add to our franchise and shareholder value. Loan and profitability growth was substantial in 2015, yet we are most proud of the 24% growth in noninterest bearing deposits achieved by our Bank year-over-year.”

“Consistent with prior periods, the Bank remains focused on growing core deposits, including noninterest bearing deposits predominately procured through small business customer relationships. We build lasting relationships with businesses in the Greater Chicagoland market, and this begins and ends with high-touch service. The Bank provides a full-suite of treasury management services to its business customers, and is utilizing sophisticated technology along with old-fashioned service to regularly win new customers.”
“We recently expanded into equipment leasing, led by an experienced team which joined the Bank recently. Management and the Board will continue to be opportunistic, yet prudent, as we continue executing our efficient and growth-oriented business model.”
Fourth Quarter 2015 Highlights

•
Return on average assets (“ROAA”) improved to 1.11% in the fourth quarter of 2015 from 0.78% in the fourth quarter of 2014, while return on average equity (“ROAE”) rose sharply to 11.48% in the fourth quarter of 2015 compared with 7.57% in the fourth quarter of 2014.

•	Tangible book value per share rose to $6.05 at December 31, 2015, from $5.88 at September 30, 2015, and $5.52 at December 31, 2014.

•	Pre-tax pre-provision core income, a non-GAAP measure, rose $1.2 million, or 48.26%, to $3.8 million in the fourth quarter of 2015 compared with $2.6 million in the fourth quarter of 2014.

•
Net interest income before provision for loan losses increased to $8.2 million in the fourth quarter of 2015, up 7.64% compared with $7.6 million in the fourth quarter of 2014, reflecting higher interest income and lower year-over-year interest expense.

•	Noninterest expense decreased 6.87% or $372,000, from $5.0 million in the fourth quarter of 2015 compared to $5.4 million in the fourth quarter of 2014.

•	Total assets increased 1.68% or $17.2 million to $1.0 billion at December 31, 2015 from September 30, 2015.

•	Total loans increased 3.79%, or $29.3 million, to $772.3 million at December 31, 2015 from September 30, 2015.

•	Loan growth in the fourth quarter was over all loan categories led by commercial real estate, commercial, and residential 1-4 family real estate.

•	Total deposits increased 2.28%, or $19.3 million, to $866.0 million at December 31, 2015 from September 30, 2015.

•	Noninterest bearing demand deposits grew 12.13%, or $21.2 million, during the fourth quarter of 2015.
Full Year 2015 Highlights

•
ROAA improved to 0.99% for the year ended December 31, 2015, from 0.60% for the year ended December 31, 2014, while ROAE rose sharply to 10.08% for the year ended December 31, 2015 compared with 5.68% for the year ended December 31, 2014.

•	Pre-tax pre-provision core income, a non-GAAP measure, rose 11.5%, or $1.3 million, to $12.6 million for the year ended December 31, 2015 compared with $10.9 million for the same period in 2014.

•
Net interest income before provision for loan losses increased 6.53% or $1.9 million to $30.8 million for the year ended December 31, 2015 compared with $28.9 million for the year ended December 31, 2014. This was the result of higher interest income from current year loan growth, and lower year-over-year interest expense. Interest expense was lower in 2015 due to a decrease in debt related expenses, in addition to improved deposit funding including noninterest bearing deposit growth.

•	Noninterest expense was stable with a decrease of $31,000, or 0.15%, from the year ended December 31, 2014 to the year ended December 31, 2015.

•	Total assets increased $116.6 million, or 12.62%, and reached a Company-record $1.0 billion at December 31, 2015 from $924.1 million at December 31, 2014.

•
Total loans increased 12.06%, or $83.1 million, to $772.3 million at December 31, 2015 from $689.1 million at December 31, 2014, with year-over-year growth in almost all loan categories led by commercial, commercial real estate, and residential 1-4 family.

•
Total deposits increased 12.55%, or $96.6 million, to $866.0 million at December 31, 2015 from $769.4 million at December 31, 2014. Core demand deposits comprised 65.6% of total deposits at the end of 2015 compared with 59.59% of total deposits at the end of 2014. Noninterest bearing deposit accounts, an important source of lower-cost funding to support loan activity, increased $37.7 million, or 23.83%, to $196.1 million at the end of 2015 from $158.3 million at the end of 2014.

•
Asset quality measures improved dramatically, including a decline in the ratio of nonperforming assets to total assets to 0.67% at December 31, 2015 from 1.03% a year earlier. Nonperforming assets decreased $2.5 million, or 26.89%, from $9.5 million to $7.0 million at December 31, 2015.

Results of Operations
Net interest income was $8.2 million for the fourth quarter of 2015, compared to $7.6 million for the fourth quarter of 2014, an increase of $580,000 or 7.64%. The Company’s net interest margin was 3.29% in the fourth quarter of 2015, compared to 3.46% in the fourth quarter of 2014, while the net interest spread was 3.10% compared to 3.23% in the prior year’s fourth quarter.
Interest income on loans was $8.4 million for the quarter ended December 31, 2015, compared to $8.3 million for the quarter ended December 31, 2014, reflecting contributions from $83.1 million in loan growth, partially offset by newer loans booked at lower average yields due to the ongoing low interest rate environment and competitive market conditions. There were approximately $204.0 million in new loans and renewals during 2015, at a weighted average yield of 4.14%.
Interest income on securities was $1.1 million for the quarter ended December 31, 2015, compared to $844,000 for the quarter ended December 31, 2014. The increase in interest income on securities was the result of growth in the portfolio, along with improvement in the overall yield of the government sponsored enterprises and state and political subdivision portfolios.
Interest expense on deposits was $986,000 in the fourth quarter of 2015, compared to $1.0 million in the fourth quarter of 2014, which primarily reflected a decline in time deposits that were replaced by growth in noninterest bearing deposits, along with an increase in lower cost NOW, money market and savings accounts. In addition, after the refinancing of outstanding subordinated debt with a lower interest senior credit facility the reduced borrowing costs at the parent company helped to lower interest expense, subordinated debt interest expense was 47.24% or $266,000 lower in the fourth quarter of 2015 versus 2014.
Noninterest income was $759,000 in the fourth quarter of 2015, a decrease of $102,000, or 11.85% from the same quarter in 2014. The decrease was partially due to lower gains on sales of securities offset by small increases in service charges on deposit accounts and slightly higher mortgage fee income of $96,000, compared to $66,000 in the fourth quarter of 2014, which was offset by lower gains on sales of securities. Noninterest income in the fourth quarter of 2014 was $861,000, which included $466,000 in gains on the sale of securities, compared to $212,000 in gains on sales of securities in 2015.
Noninterest expense was $5.0 million for the quarter ended December 31, 2015 compared to $5.4 million for the quarter ended December 31, 2014. Salaries and benefits were slightly higher and occupancy expenses were stable for the quarter. The fourth quarter of 2015 included a net loss on foreclosed assets of $109,000 compared to a gain of $13,000 in the same period in 2014. Losses were related to changes in property values, as appraisals are updated annually or based on offers on properties held by the Bank.
Financial Condition
Total assets were $1.0 billion at December 31, 2015, an increase of 12.62% or $116.6 million, from $924.1 million at December 31, 2014. Total assets increased 1.68% or $17.2 million during the fourth quarter of 2015.
Total loans were $772.3 million at December 31, 2015, a 12.06%, or $83.1 million, increase from $689.2 million at December 31, 2014, and a 3.94% or $29.3 million, increase during the fourth quarter of 2015, reflecting balanced growth in all lending categories.
Investment securities grew to $207.0 million at December 31, 2015, compared with $217.2 million at September 30, 2015 and $170.1 million at December 31, 2014. Strong gains in low-cost deposits facilitated this growth.
Total deposits increased $96.6 million from December 31, 2014, or 12.6%, to $866.0 million at December 31, 2015, compared with $846.7 million at September 30, 2015. The growth in deposits has been focused on growth in lower cost transactional accounts. Noninterest bearing demand deposits increased 23.8%, or $37.0 million, year-over-year, 12.13%, or $21.2 million, took place in the fourth quarter of 2015. Our focus on relationship banking and growth in transactional accounts has resulted in a decline in time deposits of $13.4 million or 4.30%, to $297.5 million at December 31, 2015 from $310.9 million at December 31, 2014. $5.4 million, or 1.77%, of run off occurred during the fourth quarter of 2015.
Asset Quality
Total nonperforming assets declined by 26.9%, or $2.5 million, to $7.0 million at December 31, 2015 from $9.5 million at December 31, 2014, and declined by $261,000, or 3.61%, from $7.2 million at September 30, 2015. The improvement reflected a decline in total nonperforming loans to $1.5 million from $9.1 million a year earlier, and from $3.2 million at September 30, 2015. Foreclosed assets were $5.5 million at December 31, 2015, which were up from $2.5 million at December 31, 2014 and $4.1 million at September 30, 2015. Two properties totaling $1.8 million and one property totaling $1.5 million were transferred from nonperforming loans to foreclosed assets during the second and fourth quarters, respectively.
The Company had net recoveries of $503,000 in the fourth quarter of 2015, compared to net charge-offs of $299,000 in the fourth quarter of 2014. Net charge-offs for the year ended December 31, 2015 were $87,000 as compared to $4.9 million for the same period in 2014.
The Company’s allowance for loan losses to nonperforming loans remained strong at 794.38% at December 31, 2015, compared to 198.73% at December 31, 2014 and 370.52% at September 30, 2015.
Because of the continued improvements in asset quality during 2015, the Company had a negative provision for loan losses of $515,000 in the fourth quarter of 2015 and $2.1 million for the year to date December 31, 2015 compared to a provision for loan losses of $333,000 in the fourth quarter of 2014 and $3.0 million for the year to date December 31, 2014.

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the NASDAQ Capital Market (NASDAQ:FCFP). First Community Financial Partners has one bank subsidiary, First Community Financial Bank. First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements in this release other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties involve a number of factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s; service areas; system failures; losses of large customers; disruptions in relationships with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; losses related to cyber-attacks; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 13, 2015.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

FINANCIAL SUMMARY
	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Interest income:	(In thousands, except per share data)(Unaudited)
Loans, including fees	$8,401	$8,328	$32,525	$32,066
Securities	1,117	844	4,134	3,104
Federal funds sold and other	19	19	66	78
Total interest income	9,537	9,191	36,725	35,248
Interest expense:
Deposits	986	1,041	3,923	4,439
Federal funds purchased and other borrowed funds	87	—	215	68
Subordinated debt	297	563	1,800	1,841
Total interest expense	1,370	1,604	5,938	6,348
Net interest income	8,167	7,587	30,787	28,900
Provision for loan losses	(515)	333	(2,077)	3,000
Net interest income after provision for loan losses	8,682	7,254	32,864	25,900
Noninterest income:
Service charges on deposit accounts	190	184	756	677
Gain on sale of loans	—	6	—	39
Gain on foreclosed assets, net	—	—	—	19
Gain on sale of securities	212	466	484	912
Mortgage fee income	96	66	531	402
Other	261	139	726	1,244
Total noninterest income	759	861	2,497	3,293
Noninterest expenses:
Salaries and employee benefits	3,004	2,739	11,538	11,191
Occupancy and equipment expense	494	542	1,977	2,111
Data processing	203	243	912	959
Professional fees	68	228	1,201	1,283
Advertising and business development	219	282	853	845
Losses (gains) on sale and writedowns of foreclosed assets, net	109	(13)	187	434
Foreclosed assets, net of rental income	50	30	130	219
Other expense	898	1,366	3,744	3,531
Total noninterest expense	5,045	5,417	20,542	20,573
Income before income taxes	4,396	2,698	14,819	8,620
Income taxes	1,474	800	5,000	2,737
Net income	2,922	1,898	9,819	5,883
Dividends and accretion on preferred shares	—	(93)	—	(526)
Gain on redemption of preferred shares	—	5	—	5
Net income applicable to common shareholders	$2,922	$1,810	$9,819	$5,362

Basic earnings per share	$0.17	$0.11	$0.58	$0.32

Diluted earnings per share	$0.17	$0.11	$0.57	$0.32

FINANCIAL SUMMARY

	December 31, 2015	December 31, 2014
Period-End Balance Sheet
(Dollars in thousands)(Unaudited)
Assets
Mortgage loans held for sale	$400	$738
Construction and land development	22,082	18,700
Farmland and agricultural production	9,989	9,350
Residential 1-4 family	135,864	100,773
Multifamily	34,272	24,426
Commercial real estate	381,098	353,973
Commercial	179,623	171,452
Consumer and other	9,391	10,519
Total loans	772,319	689,193
Allowance for credit losses	11,741	13,905
Net loans	760,578	675,288
Investment securities	206,971	170,054
Other earning assets	23,967	23,990
Other non-earning assets	48,736	54,005
Total Assets	$1,040,652	$924,075

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$196,063	$158,329
Savings deposits	36,206	30,211
NOW accounts	102,882	73,755
Money market accounts	233,315	196,222
Time deposits	297,525	310,893
Total deposits	865,991	769,410
Total borrowings	68,315	58,662
Other liabilities	3,305	3,950
Total Liabilities	937,611	832,022
Shareholders’ equity - common	103,041	92,053
Total Shareholders’ Equity	103,041	92,053
Total Liabilities and Shareholders’ Equity	$1,040,652	$924,075

COMMON STOCK DATA

	2015	2014
	Fourth Quarter	Fourth Quarter

Market value (1):
End of period	$7.24	$5.20
High	7.31	5.43
Low	6.26	4.60
Book value (end of period)	6.05	5.52
Tangible book value (end of period)	6.05	5.52
Shares outstanding (end of period)	17,026,941	16,668,002
Average shares outstanding	16,939,010	16,563,405
Average diluted shares outstanding	17,085,752	16,800,247

(1) The prices shown are as reported on the NASDAQ Capital Market.

INVESTMENT PORTFOLIO
(Dollars in thousands)(Unaudited)
	As of December 31, 2015
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$16,284	$125	$—	$16,409	1.82%	3.48
Residential collateralized mortgage obligations	62,701	138	475	62,364	2.13%	3.37
Residential mortgage backed securities	28,494	65	268	28,291	1.54%	2.88
State and political subdivisions	96,480	2,178	118	98,540	2.58%	4.82
Total debt securities	203,959	2,506	861	205,604	2.23%	4.42
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$205,326	$2,506	$861	$206,971	2.23%	4.42

(Dollars in thousands) (Unaudited)
	As of December 31, 2014
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$30,904	$83	$36	$30,951	1.69%	2.80
Residential collateralized mortgage obligations	44,095	241	62	44,274	2.35%	2.71
Residential mortgage backed securities	27,208	137	128	27,217	2.26%	4.10
State and political subdivisions	65,240	1,096	91	66,245	2.48%	4.16
Total debt securities	167,447	1,557	317	168,687	2.27%	3.85
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$168,814	$1,557	$317	$170,054	2.27%	3.85

ASSET QUALITY DATA

	December 31, 2015	December 31, 2014
(Dollars in thousands)(Unaudited)
Loans identified as nonperforming	$1,411	$6,947
Other nonperforming loans	67	50
Total nonperforming loans	1,478	6,997
Foreclosed assets	5,487	2,530
Total nonperforming assets	$6,965	$9,527

Allowance for loan losses losses	11,741	13,905
Nonperforming assets to total assets	0.67%	1.03%
Nonperforming loans to total assets	0.14%	0.76%
Allowance for loan losses to nonperforming loans	794.38%	198.73%

Allowance for loan losses rollforward:
	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Beginning balance	$11,753	$13,871	$13,905	$15,820
Charge-offs	133	875	1,859	6,633
Recoveries	636	576	1,772	1,718
Net charge-offs	(503)	299	87	4,915
Provision for loan losses	(515)	333	(2,077)	3,000
Ending Balance	$11,741	$13,905	$11,741	$13,905

Net charge-offs	(503)	299	87	4,915
Net chargeoff percentage (annualized)	(0.26)%	0.17%	0.01%	0.73%

OTHER DATA (1)
(Unaudited)
	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Return on average assets	1.11%	0.78%	0.99%	0.60%
Return on average equity	11.48%	7.57%	10.08%	5.68%
Net yield on earning assets	3.29%	3.46%	3.41%	3.39%
Average loans to assets	72.12%	75.80%	87.68%	75.04%
Average loans to deposits	85.95%	91.74%	87.62%	90.13%
Average noninterest bearing deposits to total deposits	23.45%	20.00%	20.45%	16.96%
Average equity to assets	9.79%	10.35%	9.36%	10.21%

COMPANY CAPITAL RATIOS
(Dollars in thousands)(Unaudited)	December 31, 2015	December 31, 2014
Tier 1 leverage ratio	9.36%	8.55%
Common equity tier 1 capital ratio	11.62%	n/a
Tier 1 capital ratio	11.62%	10.27%
Total capital ratio	14.69%	15.28%
Tangible common equity	$89,748	$92,053

(1)  The December 31, 2015 capital ratios are calculated under the Basel III capital rules that became effective on January 1, 2015. Prior period capital ratios were calculated under the prompt corrective action capital rules that were in effect for those periods.

OTHER NON-GAAP MEASURES

Pre-tax pre-provision core income (1)
(Dollars in thousands)(Unaudited)
	For the three months ended December 31,		For the years ended December 31,
	2015	2014	2015		2014

Pre-tax net income	$4,396	$2,698	$14,819		$8,620
Provision for loan losses	(515)	333	(2,077)		3,000
Gain on sale of securities	(212)	(466)	(484)	466	(912)
Gain on sale of foreclosed assets	—	—	—		(19)
Bank owned life insurance gain	—	—	—		(483)
Losses on sale and writedowns of foreclosed assets, net	109	(13)	187		434
Foreclosed assets, net of rental income	50	30	130		219
Adjusted pre-tax pre-provision core income	$3,828	$2,582	$12,575		$10,859

(1)  This is a non-GAAP financial measure. The Company’s management believes the presentation of pre-tax pre-provision core net operating income provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.